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                                                                    EXHIBIT 23.2


             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


The Board of Directors
CKS Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-3412, 333-22953, 333-23523, 333-23783, 333-25447, 333-24763,
333-23783, and 333-27331) on Forms S-3 and S-8 of CKS Group, Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended November 30, 1996, which report appears in the report on Form 8-K/A of CKS Group, Inc. dated January 31, 1997.


                                 /s/ KPMG Peat Marwick LLP


San Jose, California
May 28, 1997